CDMG inc.

From | **CDMG, Inc.**
1313 4th Avenue North
Nashville, TN 37208

Work Order for | **Creek Road Miners**

Work Order | **18829784**
Issue Date | 09/30/2021

Subject | Work Order - Creek Road Miners

Description	Amount
Landing Page A/B Test	**$4,900.00**
Facebook Ads - Creative	**$4,900.00**
Facebook Ads - Media	**$20,000.00**
Google - Creative	**$1,900.00**
Google - Media	**$20,000.00**
Direct Buys - Creative	**$1,900.00**
Direct Buys - Media	**$60,000.00**
Email Conversion Series - Creative	**$1,900.00**
Email Conversion Series - Management	**$2,500.00**
Earned Media (12 months)	**$150,000.00**

Estimate Total **$268,000.00**

Notes

Payment schedule:
Creative/Management - $119,300 Due at signing
Earned Media - 3 payments of $25,000 per month after month 1
Media - $152,500 Due 45 Days from payment 1

The payments referenced above and herein are non-refundable.

In connection with all future orders (beginning after this Work Order) of the same or similar mailing package by the Client, the Client shall

pay a royalty of $.02 per item printed, mailed or inserted, in addition to any other amounts due. This structure applies to all variations of this mailing package, in whole or in part, for so long as this, or a variation of this mailing package continues to be mailed. Royalties are due within 30 calendar days from each mail date.

In consideration of the reduced pricing structure offered pursuant to this Work Order, Client agrees to purchase any and all applicable printing, media, mailing lists and email lists from CDMG.

Terms & Conditions

1. Authorization - Client hereby places order with Creative Direct Marketing Group, Inc. (CDMG) for the referenced goods and services under the terms and estimated prices stipulated herein. Client authorizes CDMG to act as its agent in the procurement of tangible and intangible personal property and media in furtherance of the program of advertising. Client authorizes CDMG or its agent to purchase and manage all aspects of the production, printing, media and mailing. Client authorizes CDMG to use Client's express shipping account number for delivery expenses relating to the Client's project. Client agrees to the payment terms and other conditions set forth herein and to be fully responsible for all costs incurred by CDMG in connection with the work for Client. All such costs, except as otherwise set forth herein, are due and payable within 30 days of request for payment by CDMG.
2. Artwork - All artwork will be created in Adobe InDesign CSz on Mac OSX. Client will have two approvals prior to final art: one in rough copy form and one at preliminary art stage. Any copy changes requested by Client at the preliminary art stage will result in an additional fee. Client will also approve final artwork prior to production. If additional changes are requested by Client at the final art stage, there will be an additional fee.
3. Indemnification, Force Majeure - Client acknowledges that delays can occur due to vendor or other subcontractor delays, force majeure occurrences, delayed Client approvals or other unforeseen circumstances beyond the control of CDMG. CDMG does not in any way guarantee the performance of any advertising promotion or any other service provided on behalf of the Client. Client agrees to indemnify and hold CDMG harmless from and against any and all damages, responsibility, liability, attorneys' fees, costs and expenses incurred or suffered by CDMG as a result of any and all claims, demands, suits or charges made by any individual, business entity or governmental agency relating to the timeliness, quality, accuracy or representations made by Client or others in connection with the materials furnished to CDMG by Client, or relating to any other matters arising from the work requested by Client.
4. Client Disclosures – Client agrees to comply with any and all laws, rules and regulations that apply to the materials and information submitted by Client to CDMG for purposes of the attached Work Order. If Client learns that any such law, rule or regulation has been violated, Client shall immediately notify CDMG. Client attests that there is no undisclosed current or pending litigation against its company, officers, or directors. In the event any litigation is initiated against Client, and/or its officers, or directors, Client agrees to promptly notify CDMG in writing of such litigation. Client also agrees to promptly notify CDMG of any current, pending, or future marketing of the same company by any entity other than CDMG.
5. Payments - Client agrees to make timely payments to CDMG as specified above. Late charges of 1.5% per month may be charged on all goods and services not paid as specified above. In the event CDMG does not receive timely payment(s) as specified above, CDMG at its sole discretion, may elect to either: a) delay the work until payment is received; or b) advance such payment (if a third party is being paid) on the behalf of Client. In the event CDMG advances payment to a third party on behalf of Client, Client will be assessed and hereby agrees to a one-time fee of 3% on the amount advanced, in addition to any applicable late charges.
6. Prices - Quoted prices are estimates only and are valid for 30 days from the date of this Work Order. Actual prices may vary due to increases in paper, ink, postage, mailing lists, labor, services or materials. Creative and art fees quoted assume CDMG provides mailing lists and printing.
7. Default - If Client delays the project for a period of 60 days or more, or otherwise defaults pursuant to the Work Order or these Terms and Conditions, CDMG, in its sole discretion, may deem the project canceled by Client, all payments made to CDMG shall be deemed earned, and all additional payments for goods or services provided or incurred by CDMG shall become immediately due and payable. Further, the Client shall be responsible for any late charges and fees pursuant to paragraph 5 herein.
8. Taxes - If at any time any state should assess a sales, use or other tax resulting from the work performed pursuant to this Work Order, Client agrees to indemnify and hold CDMG harmless from such tax or assessment. Client agrees to remit any such taxes due to the appropriate taxing authority in a timely fashion, or, upon proof that said tax was paid by CDMG, remit said tax to CDMG.
9. Disputes, Venue, Jurisdiction and Choice of Law– In connection with any lawsuit commenced by CDMG to enforce the terms of the Work Order or these Terms and Conditions, CDMG shall be entitled to an award of reasonable attorneys' fees and expenses incurred in the prosecution of such suit. Client agrees that the appropriate venue and jurisdiction for any suit arising out of the Work Order, these Terms and Conditions, or the relationship between CDMG and Client shall be the State or Federal Courts located in Davidson County, Tennessee. The laws of the State of Tennessee shall be applicable to any such proceeding.
10. Ownership and Classification - All work performed by CDMG or its agents, vendors, or subcontractors shall remain the property of CDMG until all costs associated with this work are paid in full. This work shall be deemed a work made for hire. Notwithstanding the foregoing, CDMG may at any time publish or disseminate samples or copies of the created project(s) and/or its results

Signature:
Approved to proceed and have read and agree with terms and conditions.

Printed name: : Scott D. Kaufman

Date: November 5, 2021